Form 10-K, Exhibit 13
period 2008-03-31
MAN-AHL 130, LLC
filed 2008-06-30
CIK 1326101

Exhibit 13.01

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of MAN-AHL 130, LLC:

We have audited the statements of financial condition of MAN-AHL 130, LLC (the “Company”), including the condensed schedules of investments, as of March 31, 2008 and 2007, and the related statements of operations, changes in members’ equity, cash flows, and the financial highlights for each of the two years then ended.  These financial statements and financial highlights are the responsibility of the Company's management.  Our responsibility is to express an opinion on the financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of MAN-AHL 130, LLC as of March 31, 2008 and 2007, and the results of its operations, its cash flows and its financial highlights for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company held investments valued at $5,701,675 (26.1% of the Company’s total assets) as of March 31, 2008, whose values have been estimated by management in the absence of readily determinable fair values.  Management’s estimates are based on information provided by the ultimate underlying investment advisors of the respective underlying investment funds.

DELOITTE & TOUCHE LLP

Chicago, IL
June 25, 2008

Man-AHL 130, LLC
Financial Statements

CONDENSED SCHEDULES OF INVESTMENTS (a)
STATEMENTS OF FINANCIAL CONDITION (a)
STATEMENTS OF OPERATIONS (b)
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (b)
STATEMENTS OF CASH FLOWS (b)
FINANCIAL HIGHLIGHTS (b)
NOTES TO THE FINANCIAL STATEMENTS

(a)	At March 31, 2008 and March 31, 2007
(b)	For the years ended March 31, 2008 and 2007

MAN-AHL 130, LLC

CONDENSED SCHEDULES OF INVESTMENTS
AS OF MARCH 31, 2008 AND 2007
	2008		2007
		% of		% of
	Fair	Members'	Fair	Members'
	Value	Equity*	Value	Equity
Futures Contracts — Long:
Currency	$153,351	0.75%	$—	—%
Energy	83,205	0.41%	—	—
United States Bonds	189,722	0.93%	—	—
Non-United States Bonds	241,290	1.18%	—	—
Other	1,910	0.01%	—	—
Total Futures Contracts — Long	669,478	3.28%	—	—

Futures Contracts — Short:
Agricultural	39,623	0.19%	—	—
Metals	(23,940)	(0.12)%	—	—
Non-United States Bonds	5,656	0.03%	—	—
Other	4	0.00%	—	—
Total Futures Contracts — Short	21,343	0.10%	—	—

Forward Contracts — Long:
Australian Dollar	(13,044)	(0.06)%	—	—
Brazilian Real	(26,632)	(0.13)%	—	—
British Pound	(22,509)	(0.11)%	—	—
Canadian Dollar	(14,614)	(0.07)%	—	—
Czech Koruna	8,545	0.04%	—	—
European Euro	29,520	0.14%	—	—
Mexican Peso	11,766	0.06%	—	—
New Zealand Dollar	(16,287)	(0.08)%	—	—
Polish Zloty	14,210	0.07%	—	—
Singapore Dollar	6,843	0.04%	—	—
Swiss Franc	96,697	0.47%	—	—
Other	(4,074)	(0.02)%	—	—
Total Forward Contracts — Long	70,421	0.35%	—	—

MAN-AHL 130, LLC

CONDENSED SCHEDULES OF INVESTMENTS (continued)
AS OF MARCH 31, 2008 AND 2007
	2008		2007
		% of		% of
	Fair	Members'	Fair	Members'
	Value	Equity*	Value	Equity
Forward Contracts — Short:
Australian Dollar	$7,881	0.04%	$—	—%
Brazilian Real	16,317	0.08%	—	—
British Pound	6,742	0.03%	—	—
Canadian Dollar	7,362	0.04%	—	—
Mexican Peso	(7,515)	(0.04)%	—	—
New Zealand Dollar	7,537	0.04%	—	—
Norwegian Krone	1,129	0.01%	—	—
Polish Zloty	(5,954)	(0.03)%	—	—
Singapore Dollar	(4,912)	(0.03)%	—	—
South African Rand	3,286	0.02%	—	—
Swiss Franc	(33,909)	(0.17)%	—	—
Other	591	0.00%	—	—
Total Forward Contracts — Short	(1,445)	(0.01)%	—	—

Net unrealized trading gains
on open derivative contracts	$759,797	3.72%	$—	—%

*Percentages are based on Members' Equity of $20,408,632.

See notes to financial statements.

MAN-AHL 130, LLC

STATEMENTS OF FINANCIAL CONDITION

	March 31, 2008	March 31, 2007

ASSETS:

Equity in commodity futures and forwards
trading accounts:
Net unrealized trading gains on open derivatives contracts	$759,797	$—
Due from broker	944,647	—

Investment in Man-Glenwood Lexington, LLC,
at fair value (cost $5,839,245)	5,701,675	—
Cash and cash equivalents	13,883,114	10,000
Advance subscription to Man-Glenwood Lexington, LLC	238,357	—
Redemption receivable from Man-Glenwood Lexington, LLC	160,000	—
Expense reimbursement receivable	114,090	—
Interest receivable	5,773	—

TOTAL	$21,807,453	$10,000

LIABILITIES & MEMBERS' EQUITY:

Subscriptions received in advance	$290,416	$—
Management fees payable	136,793	—
Client servicing fees payable	1,044	—
Incentive fees payable	598,100	—
Brokerage commission payable	98,588	—
Accrued professional fees payable	173,409	—
Accrued administrative fees payable	98,871	—
Other liabilities	1,600	—

Total liabilities	1,398,821	—

MEMBERS' EQUITY:

Class A Series 1 Members
(2,647.132 and 0 units outstanding, respectively)	348,997	—

Class A Series 2 Member
(150,751.032 and 0 units outstanding, respectively)	20,059,635	10,000

Total Members' equity	20,408,632	10,000

TOTAL	$21,807,453	$10,000

NET ASSET VALUE PER UNIT OUTSTANDING - CLASS A SERIES 1 MEMBERS	$131.84	$—

NET ASSET VALUE PER UNIT OUTSTANDING - CLASS A SERIES 2 MEMBER	$133.07	$—

See notes to financial statements.

MAN-AHL 130, LLC

STATEMENTS OF OPERATIONS
	For the year ended	For the year ended
	March 31, 2008	March 31, 2007

INVESTMENT INCOME:
Interest income	$398,431	$—

EXPENSES:
Management fees	485,023	—
Incentive fees	1,249,061	—
Client servicing fees	2,088	—
Brokerage commissions	244,051	—
Professional fees	355,000	—
Administrative fees	173,871	—
Other	10,369	—

TOTAL EXPENSES	2,519,463	—

Less reimbursed expenses	(447,815)	—

Net expenses	2,071,648	—

NET INVESTMENT LOSS	(1,673,217)	—

NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY:

Net realized trading gains on closed derivatives contracts and foreign currency transactions	6,064,135	—
Net change in unrealized trading gains on open derivatives contracts and translation of assets and liabilities denominated in foreign currencies	759,797	—
Net realized losses on investment in Man-Glenwood Lexington, LLC	(4,513)	—
Net change in unrealized depreciation on investment in Man-Glenwood Lexington, LLC	(137,570)	—

NET REALIZED AND UNREALIZED GAINS ON INVESTMENTS AND FOREIGN CURRENCY	6,681,849	—

Net income	$5,008,632	$—

Net income per unit outstanding - Class A Series 1	$35.13	$—

Net income per unit outstanding - Class A Series 2	$33.05	$—

See notes to financial statements.

MAN-AHL 130, LLC

STATEMENTS OF CHANGES IN MEMBERS' EQUITY

FOR THE YEAR ENDED MARCH 31, 2008

	CLASS A SERIES 1*		CLASS A SERIES 2*		TOTAL

	Amount	Units	Amount	Units	Amount	Units

Member's equity at April 1, 2007	$—	—	$10,000	—	$10,000	—

Subscriptions	300,000	2,647.132	15,090,000	150,751.032	15,390,000	153,398.164

Redemptions	—	—	—	—	—	—

Net income	48,997	—	4,959,635	—	5,008,632	—

Members' equity at March 31, 2008	$348,997	2,647.132	$20,059,635	150,751.032	$20,408,632	153,398.164

NET ASSET VALUE PER UNIT OUTSTANDING AT MARCH 31, 2008	$131.84		$133.07

FOR THE YEAR ENDED MARCH 31, 2007

	CLASS A SERIES 1		CLASS A SERIES 2		TOTAL

	Amount	Units	Amount	Units	Amount	Units

Member's equity at April 1, 2006	$—	—	$10,000	—	$10,000	—

Subscriptions	—	—	—	—	—	—

Redemptions	—	—	—	—	—	—

Net income	—	—	—	—	—	—

Member's equity at March 31, 2007	$—	—	$10,000	—	$10,000	—

* Series 1 and Series 2 commenced trading on July 1, 2007 and April 2, 2007, respectively.
See notes to financial statements.

MAN-AHL130, LLC

STATEMENTS OF CASH FLOWS

	For the	For the
	year ended	year ended
	March 31, 2008	March 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,008,632	$—

Adjustments to reconcile net income to
net cash used in operating activities:
Net change in unrealized trading gains on open derivative contracts and translation of assets and liabilities denominated in
foreign currencies	(759,797)	—
Purchase of investment in Man-Glenwood Lexington, LLC	(6,764,793)	—
Sale of investment in Man-Glenwood Lexington, LLC	522,678	—
Net realized losses on investment in Man-Glenwood Lexington, LLC	4,513	—
Net change in unrealized depreciation on investment in
Man-Glenwood Lexington, LLC	137,570	—
Changes in:
Due from broker	(944,647)	—
Expense reimbursement receivable	(114,090)	—
Interest receivable	(5,773)	—
Management fees payable	136,793	—
Incentive fees payable	598,100	—
Brokerage commissions payable	98,588	—
Accrued professional fees payable	173,409	—
Accrued administrative fees payable	98,871	—
Client servicing fees payable	1,044	—
Other liabilities	1,600	—

Net cash used in operating activities	(1,807,302)	—

FINANCING ACTIVITIES:
Capital subscriptions	15,680,416	10,000

Net cash provided by financing activities	15,680,416	10,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	13,873,114	10,000

CASH AND CASH EQUIVALENTS - Beginning of year	10,000	—

CASH AND CASH EQUIVALENTS - End of year	$13,883,114	$10,000

See notes to financial statements.

MAN-AHL 130, LLC

FINANCIAL HIGHLIGHTS

FOR THE YEAR ENDED MARCH 31, 2008

	Class A	Class A
	Series 1*	Series 2*

Net asset value, beginning of period	$112.32	$100.00
Net realized and unrealized gains on investments and foreign currency	42.04	52.33
Net investment loss (1)	(22.52)	(19.26)
Total from operations	19.52	33.07

Net asset value, end of period	$131.84	$133.07

Net assets, end of period	$348,997	$20,059,635

Ratio of investment loss to average net assets(2)(3)	(9.22)%	(9.47)%

Ratio of expenses to average net assets (excluding incentive fee)(3)	5.55%	4.65%
Incentive fee	5.62%	7.08%
Ratio of expenses to average net assets (2)	11.17%	11.73%

Total return (prior to incentive fee)	25.46%	41.31%
Incentive fee	(8.08)%	(8.24)%
Total return	17.38%	33.07%

FOR THE YEAR ENDED MARCH 31, 2007

	Class A	Class A
	Series 1	Series 2

Net asset value, beginning of period	$—	$—
Net realized and unrealized gain/(loss)	—	—
Net investment income	—	—
Total from operations	—	—

Net asset value, end of period	$—	$—

Net assets, end of period	$—	$—

Ratio of net investment income to average net assets	—%	—%

Ratio of expenses to average net assets (excluding incentive fee)	—%	—%
Incentive fee	—%	—%
Ratio of expenses to average net assets	—%	—%

Total return (prior to incentive fee)	—%	—%
Incentive fee	—%	—%
Total return	—%	—%

* Series 1 and Series 2 commenced trading on July 1, 2007 and April 2, 2007, respectively.
(1) Includes incentive fee.
(2) If expenses had not been contractually reimbursed by the Adviser, the ratios of net investment loss and expenses to average net assets would be (11.62)% and 13.57%, respectively for Class A, Series 1 and (12.02)% and 14.29%, respectively for Class A, Series 2.
(3) Annualized for periods less than a year.

See notes to financial statements.

MAN-AHL 130, LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

1.	ORGANIZATION

Man-AHL 130, LLC (the “Company”) is a limited liability company organized under the laws of Delaware structured as a managed futures product which offers investors enhanced yield and diversification benefits. The Company was formed on April 14, 2005 and funded with an initial $10,000 investment from its managing member, Man Investments (USA) Corp. (“MI USA” or the “Managing Member”), a Delaware corporation, on May 10, 2005.  The Company commenced trading on April 2, 2007 and operates as a commodity investment pool.  Beginning July 1, 2007, Class A Series 1 units were issued at the current net asset value of Managing Member units of $112.32.  The Managing Member’s investment was designated as Class A Series 2 upon commencement of trading.

On June 28, 2005, the Company filed a registration statement under the Securities Act of 1933 (the “1933 Act”), which registration statement was subsequently amended.  On February 1, 2007, the Company’s registration statement was declared effective by the Securities and Exchange Commission (the “SEC”).

The Company invests the majority of its capital into a managed futures program (the “AHL Diversified Program”). The Company’s objective in investing in the AHL Diversified Program is to recognize substantial profits while achieving diversification, as this program has had historically low correlation to traditional stock and bond portfolios. Additionally, the Company invests approximately thirty percent of its capital in Man-Glenwood Lexington, LLC, a registered investment company (“MGL”).

MI USA is registered with the Commodity Futures Trading Commission (the “CFTC”) as a commodity pool operator.  Man-AHL (USA) Limited, a limited liability company incorporated in the United Kingdom, manages the AHL Diversified Program.  Man-AHL (USA) Limited is an affiliate of the Managing Member.  Both MI USA and Man-AHL (USA) Limited are subsidiaries of Man Group plc.  Man-AHL (USA) Limited is registered with the CFTC as a commodity trading adviser, and is a member of the National Futures Association (the “NFA”), in addition to registration with the Financial Services Authority in the United Kingdom.  The Company executes its futures trades exclusively through MF Global Inc. ("MFG"), formerly known as Man Financial Inc. (Man), and forward trades exclusively through MF Global UK Ltd., formerly known as Man Financial Ltd.  As of March 31, 2008, Man Group plc has an 18.6% interest in MFG.  Man and Man Financial Ltd. were previously a wholly owned subsidiary of Man Group plc.

Glenwood Capital Investments, L.L.C. (“GCI”) acts as an administrator to MGL. GCI is an Illinois limited liability company and is registered with the CFTC as a commodity pool operator and with the SEC as an investment adviser. GCI is an affiliate of the Managing Member, Man-AHL (USA) Limited and is a subsidiary of Man Group plc.

MGL achieves its investment objective through an investment in Man-Glenwood Lexington Associates Portfolio, LLC (the “Portfolio Company” or “MGLAP”), which allocates its capital among a series of underlying funds.  GCI acts as an investment adviser to the Portfolio Company in addition to the services it provides to MGL.

Man Investments Inc. (“MII”), an affiliate of MI USA, Man-AHL (USA) Limited and is a subsidiary of Man Group plc, acts as the Company’s selling agent.

The Company pays MI USA a management fee at the rate of 0.75% per annum on the month-end net asset value of all outstanding units determined as of the end of each month (before the redemption of any units) and payable quarterly in arrears. The Company pays Man-AHL (USA) Limited a management fee of 2% per annum on the notional value of Company’s allocation to the AHL Diversified Program (the “AHL Account”), which approximates the Company’s net asset value, calculated and paid monthly. In addition, Man-AHL (USA) Limited is entitled to a monthly incentive fee of 20% of any “new net profits” attributable to the net asset value of the AHL Account, subject to a “high water mark.”

GCI receives a management fee of 1.75% of net assets per annum for investment advisory services provided to the Portfolio Company, calculated monthly and paid quarterly. Additionally, GCI receives an administrative fee of 0.25% of net assets per annum for administrative services to MGL, calculated monthly and paid quarterly.

MII receives an investor servicing fee of 0.50% of net assets per annum for the provision of investor services to MGL, calculated monthly and paid quarterly.

Class A Series 1 units are subject to a 1.25% per annum client servicing fee payable to MII, calculated monthly and paid quarterly in arrears, on the month-end net asset value of Class A Series 1 units, subject to a maximum aggregate commission receipt to MII of 10% of the subscription price of all units.

SEI Global Services Inc. (“SEI”) acts as the Company’s fund accounting agent, transfer agent and registrar.

Units are offered on the first day of each month. Redemptions are accepted quarterly, with a 45-day notice period. No more than 15% of the Company’s total outstanding units may be redeemed as of any given calendar quarter-end. If quarter-end redemptions are requested for more than 15% of the Company’s total then outstanding units, each redemption request will be pro rated so that no more than 15% of the Company’s total then outstanding units are redeemed. In the event that the Company receives redemption requests in excess of such 15% limitation for eight consecutive quarters, the Company will cease its trading and investment activities and will terminate as promptly as possible.

2.	SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The following are significant accounting policies adopted by the Company.

Use of Estimates — The preparation of financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the period. Actual results could differ from those estimates.

Investment in Man-Glenwood Lexington, LLC — The Company values its investment  in MGL at its net asset value, which approximates fair value, as provided by MGL.  MGL invests all or substantially all of its investable assets through an investment in MGLAP.  MGL values its investments in MGLAP at its pro rata interest in the net assets of that entity.  Investments held by MGLAP are limited partnerships and other pooled vehicles (collectively, the “investment funds”) and are valued at prices which approximate fair value.  The fair value of certain of the investments in the underlying investment funds, which may include private placements and other securities for which values are not readily available, are determined in good faith by the investment advisers of the respective underlying investment funds.  The estimated fair values may differ significantly from the values that would have been used had a ready market existed for these investments, and these differences could be material.  Net asset valuations are provided monthly or quarterly by these investment funds.  Distributions received by MGLAP, which are identified by the underlying investment funds as a return of capital, whether in the form of cash or securities, are applied as a reduction of the investment’s carrying value.

Derivative Contracts — The Company enters into derivative contracts (“derivatives”) for trading purposes. Derivatives include futures contracts and forward contracts. The Company records derivatives at fair value. Futures contracts which are traded on a national exchange are valued at the close price as of the valuation day, or if no sale occurred on such day, at the close price on the most recent date on which a sale occurred. Forward contracts, which are not traded on a national exchange, are valued at fair value using current market quotations provided by brokers.

Realized and unrealized changes in fair values are included in realized and unrealized gains and losses on investments and foreign currency transactions in the statements of operations. All trading activities are accounted for on a trade-date basis.

Offering Costs — MI USA, or an affiliate, assumed organizational and offering costs of $55,000 and $462,785, respectively for the year ended March 31, 2007.  There were no organizational and offering costs for the year ended March 31, 2008.

Cash and cash equivalents – Cash and cash equivalents include cash and short-term interest bearing money market instruments with original maturities of 90 days or less, held with JPMorgan Chase, N.A.

Interest income and expenses – Interest income and expenses are recorded on an accrual basis.

Due from broker – Due from broker represents cash required to meet margin requirements and excess funds not required for margin due from MFG and MF Global UK Ltd.

Brokerage commission expense – Brokerage commission expense on futures contracts is recognized in the period of the transaction and is reflected on the statements of operations.  The futures commission rates charged to the Company have not been negotiated at arm’s-length and certain other clients may be charged lower rates.  Brokerage commissions represent the cost of the transactions and are capped at 3% of the Company’s average month-end net asset value per annum.  For the year ended March 31, 2008, the Company paid $244,051 to MFG and MF Global UK Ltd. in commissions, which represents the cost of the transactions.

Foreign currency – All assets and liabilities of the Company denominated in foreign currencies are translated into U.S. dollar amounts at the mean between the bid and ask market rates for such currencies on the date of valuation. Purchases and sales of foreign investments are converted at the prevailing rate of exchange on the respective date of such transactions. The Company does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the fair value of investments held. Such fluctuations are included with the net realized and unrealized gains or losses from investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, currency gains, or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of interest recorded on the Company’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the fair value of assets and liabilities, other than investments in securities at year end, resulting from changes in exchange rates.

Calculation of Net Incomer Per Unit – The Company’s net income or loss is allocated monthly on a pro-rata basis over the number of units outstanding at the beginning of each month.  The net income per unit outstanding on the statement of operations is based on the weighted average units outstanding for the period.

Expenses — The Company is responsible for paying its own operating expenses, including professional fees, administrative fees and custody fees.  Operating expenses in excess of 0.50% per annum of each month-end net asset values will be reimbursed by the Managing Member or an affiliate for the first 24 months of the Company’s operations.

3.	DERIVATIVE FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

The Company trades derivative financial instruments that involve varying degrees of market and credit risk. Market risks may arise from unfavorable changes in interest rates, foreign exchange rates, or the market values of the instruments underlying the contracts. All contracts are stated at fair value, and changes in those values are reflected in the net change in unrealized gains (losses) on open contracts in the statements of operations.

Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The credit risk from counterparty nonperformance associated with these instruments is the net unrealized gain, if any, included in the statements of financial condition. Forward contracts are entered into on an arm’s-length basis with MFG and MF Global UK Ltd.  Estimated credit risk with regard to forward contracts is estimated at $68,976 as of March 31, 2008.

For exchange-traded contracts, the clearing organization functions as the counterparty of specific transactions and, therefore, bears the risk of delivery to and from counterparties to specific positions which mitigates the credit risk of these contracts. The Company trades in exchange-traded futures contracts on various underlying commodities, foreign currencies, and financial instruments, as well as forward contracts on foreign currencies.  Fair values of futures and forward contracts are reflected net by counterparty or clearing broker in the statements of financial condition.

The Company’s funds held by, and cleared through, MFG are required to be held in segregated accounts under rules of the CFTC. These funds are used to meet minimum margin requirements for all of the Company’s open futures positions as set by the exchange where each contract is traded. These requirements are adjusted, as needed, due to daily fluctuations in the values of the underlying positions. Certain positions may be liquidated, if necessary, to satisfy resulting changes in margin requirements.

The Company may have indirect exposure to derivative financial instruments that arise from the investment in MGL and through positions held by other investment funds in which MGL invests. However, as a limited partner, the Company’s risk is limited to the current value of its investment, which is reflected in the statements of financial condition.

4.	INCOME TAXES

As of July 1, 2007, a subscription for an investor other than the Managing Member was accepted into the Company.  As a result, the Company is now treated as a partnership for federal income tax purposes.  As such, members are individually liable for the taxes on their share of the Company’s taxable income, if any.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”) entitled Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.  FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements.  The implementation of FIN 48 had no impact on the Company’s financial statements.  The 2007 tax year remains subject to examination by Federal and State jurisdictions, including those States where investors reside or States where the Company is subject to other filing requirements.

5.	CAPITAL STRUCTURE

Details of the number of units issued, redeemed and outstanding for the years ended March 31, 2008 and 2007 are as follows:

	For the year ended		For the year ended
	March 31, 2008		March 31, 2007
	Class A	Class A	Class A	Class A
	Series 1	Series 2	Series 1	Series 2

Beginning units	—	—	—	—
Units issued	2,647.132	150,751.032	—	—
Units redeemed	—	—	—	—
Ending units	2,647.132	150,751.032	—	—

6.	NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued Statement on Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. This standard establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. SFAS No. 157 applies to fair value measurements already required or permitted by existing standards. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The changes to current generally accepted accounting principles from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. As of March 31, 2008, the Company does not believe the adoption of SFAS No. 157 will impact the amounts reported in the financial statements, however, additional disclosures may be required about the inputs used to develop the measurements and the effect of certain of the measurements reported on the statements of operations for a fiscal period.

SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities was issued on March 19, 2008.  SFAS No. 161 expands the disclosures required by SFAS No. 133, Accounting for Derivatives and Hedging Activities about an entity’s derivative instruments and hedging activities.  SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the provisions of SFAS No. 161 and their impact on the Company’s financial statements.

7.	SUBSEQUENT EVENTS

Subsequent to March 31, 2008, the Company issued 12,832.453 Units of Class B Series 1 at $131.84 per Unit and 20,814.930 Units of Class B Series 2 at $133.07 per Unit.  Class A and Class B units have substantially identical trading portfolios except that Class A units are offered to taxable investors and invest in MGL and Class B units are offered to tax-exempt investors and invest in Man-Glenwood Lexington TEI, LLC, a registered investment company.  Man-Glenwood Lexington TEI, LLC achieves its investment objective through an investment in the Portfolio Company.

Effective April 22, 2008, the Company began utilizing Royal Bank of Scotland to clear its forwards business.

Effective April 22, 2008, the Company began utilizing Credit Suisse, Sydney Branch, to execute and clear a portion of the Company’s futures and futures options transactions.

Effective April 21, 2008, the Company engaged Man Investments Limited, a company organized under the Laws of the United Kingdom, to manage the foreign currency forward component of the AHL Diversified Program, at no additional cost to the Company.  The personnel of Man Investments Limited responsible for implementing the foreign currency forwards trading component of the AHL Diversified Program on behalf of Man-AHL 130 are the same as those of Man-AHL (USA) Limited who implement the AHL Diversified Program.