Form 10-K/A, Exhibit 13
MAN-AHL 130, LLC
filed 2008-07-15
CIK 1326101

Exhibit 13.02

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of MAN-AHL 130, LLC:

We have audited the statements of financial condition of MAN-AHL 130, LLC (the "Company"), including the condensed schedules of investments, as of March 31, 2008 and 2007, and the related statements of operations, changes in members’ equity, cash flows, and the financial highlights for each of the two years then ended.  These financial statements and financial highlights are the responsibility of the Company's management.  Our responsibility is to express an opinion on the financial statements and financial highlights based on our audits.

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

* Percentages are based on Members' Equity of $20,408,632.

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

* Series 1 and Series 2 commenced trading on July 1, 2007 and April 2, 2007, respectively.

See notes to financial statements.

MAN-AHL 130, LLC

STATEMENTS OF CASH FLOWS
	For the year ended March 31, 2008	For the year ended March 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,008,632	$—

Adjustments to reconcile net income to
net cash used in operating activities:
Net change in unrealized trading gains on open derivative contracts and translation of assets and liabilities denominated in
foreign currencies	(759,797)	—
Purchase of investment in Man-Glenwood Lexington, LLC	(6,764,793)	—
Sale of investment in Man-Glenwood Lexington, LLC	522,678	—
Net realized losses on investment in Man-Glenwood Lexington, LLC	4,513	—
Net change in unrealized depreciation on investment in
Man-Glenwood Lexington, LLC	137,570	—
Changes in:
Due from broker	(944,647)	—
Expense reimbursement receivable	(114,090)	—
Interest receivable	(5,773)	—
Management fees payable	136,793	—
Incentive fees payable	598,100	—
Brokerage commissions payable	98,588	—
Accrued professional fees payable	173,409	—
Accrued administrative fees payable	98,871	—
Client servicing fees payable	1,044	—
Other liabilities	1,600	—

Net cash used in operating activities	(1,807,302)	—

FINANCING ACTIVITIES:
Capital subscriptions	15,680,416	—

Net cash provided by financing activities	15,680,416	—

NET INCREASE IN CASH AND CASH EQUIVALENTS	13,873,114	—

CASH AND CASH EQUIVALENTS - Beginning of year	10,000	10,000

CASH AND CASH EQUIVALENTS - End of year	$13,883,114	$10,000

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

MI USA is registered with the Commodity Futures Trading Commission (the “CFTC”) as a commodity pool operator.  Man-AHL (USA) Limited, a limited liability company incorporated in the United Kingdom, manages the AHL Diversified Program.  Man-AHL (USA) Limited is an affiliate of the Managing Member.  Both MI USA and Man-AHL (USA) Limited are subsidiaries of Man Group plc.  Man-AHL (USA) Limited is registered with the CFTC as a commodity trading adviser, and is a member of the National Futures Association (the “NFA”), in addition to registration with the Financial Services Authority in the United Kingdom.  The Company executes its futures trades exclusively through MF Global Inc. (“MFG”), formerly known as Man Financial Inc. (Man), and forward trades exclusively through MF Global UK Ltd., formerly known as Man Financial Ltd.  As of March 31, 2008, Man Group plc has an 18.6% interest in MFG.  Man and Man Financial Ltd. were previously a wholly owned subsidiary of Man Group plc.

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

MAN-AHL 130, LLC
AFFIRMATION OF MAN INVESTMENTS (USA) CORP

To the best of my knowledge and belief, the information contained in the above report is accurate and complete.

 /s/ Alicia B. Derrah

Chief Financial Officer
Man Investments (USA) Corp, Commodity Pool Operator of Man AHL-130, LLC