Form 10-K, Exhibit 13
period 2008-12-31
MAN-AHL 130, LLC
filed 2009-06-29
CIK 1326101

Exhibit 13.01

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of MAN-AHL 130, LLC:

We have audited the statements of financial condition of MAN-AHL 130, LLC (the “Company”), including the condensed schedules of investments, as of March 31, 2009 and 2008, and the related statements of operations, changes in members’ equity, cash flows, and the financial highlights for each of the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of MAN-AHL 130, LLC as of March 31, 2009 and 2008, and the results of its operations and its cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company held investments valued at $10,146,374 (31.90% of the Company’s net assets) as of March 31, 2009, whose fair values have been estimated by management in the absence of readily determinable fair values. Management’s estimates are based on information provided by the underlying fund managers or managing members.

June 29, 2009

Man-AHL 130, LLC
Financial Statements

CONDENSED SCHEDULES OF INVESTMENTS (a)
STATEMENTS OF FINANCIAL CONDITION (a)
STATEMENTS OF OPERATIONS (b)
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (b)
STATEMENTS OF CASH FLOWS (b)
FINANCIAL HIGHLIGHTS (b)
NOTES TO FINANCIAL STATEMENTS

(a)	At March 31, 2009 and March 31, 2008
(b)	For the years ended March 31, 2009 and 2008

MAN-AHL 130, LLC

CONDENSED SCHEDULES OF INVESTMENTS
AS OF MARCH 31, 2009 AND 2008
		2009			2008
			% of			% of
	Fair		Members'	Fair		Members'
	Value		Equity*	Value		Equity*
Futures Contracts — Long:
Agricultural	$ 9,983		0.03%	$ —		—%
Currency	(1,783)		(0.01)	153,351		0.75
Energy	(3,569)		(0.01)	83,205		0.41
Indices	(23,897)		(0.08)	—		—
Metals	(6,199)		(0.02)	—		—
Non-United States Bonds	278,519		0.88	241,290		1.18
United States Bonds	205,649		0.65	189,722		0.93
Other	—		—	1,910		0.01
Total Futures Contracts — Long	458,703		1.44	669,478		3.28

Futures Contracts — Short:
Agricultural	3,492		0.01	39,623		0.19
Currency	(11,841)		(0.04)	—		—
Energy	23,133		0.07	—		—
Indices	(10,774)		(0.03)	—		—
Metals	(69,852)		(0.22)	(23,940)		(0.12)
Non-United States Bonds	22,311		0.07	5,656		0.03
Other	(1,146)		0.00	4		0.00
Total Futures Contracts — Short	(44,677)		(0.14)	21,343		0.10

Forward Contracts — Long:
Australian Dollar	16,727		0.05	(13,044)		(0.06)
Brazilian Real	—		—	(26,632)		(0.13)
British Pound	(13,057)		(0.04)	(22,509)		(0.11)
Canadian Dollar	(4,149)		(0.01)	(14,614)		(0.07)
Czech Koruna	—		—	8,545		0.04
European Euro	(43,920)		(0.14)	29,520		0.14
Indian Rupee	1,660		0.01	—		—
Japanese Yen	(116,591)		(0.37)	—		—
Mexican Peso	6,522		0.02	11,766		0.06
Norwegian Krone	(7,086)		(0.02)	—		—
New Zealand Dollar	20,491		0.06	(16,287)		(0.08)
Polish Zloty	—		—	14,210		0.07
Singapore Dollar	1,889		0.01	6,843		0.04
South African Rand	19,951		0.06	—		—
South Korean Won	6,292		0.02	—		—
Swiss Franc	54,949		0.17	96,697		0.47
Turkish New Lira	1,925		0.01	—		—
Other	589		0.00	(4,074)		(0.02)
Total Forward Contracts — Long	(53,808)		(0.17)	70,421		0.35

MAN-AHL 130, LLC

CONDENSED SCHEDULES OF INVESTMENTS
AS OF MARCH 31, 2009 AND 2008
		2009			2008
			% of			% of
	Fair		Members'	Fair		Members'
	Value		Equity*	Value		Equity*
Forward Contracts — Short:
Australian Dollar	$ (7,729)		(0.02)%	$ 7,881		0.04%
Brazilian Real	(10,403)		(0.03)	16,317		0.08
British Pound	(44,547)		(0.14)	6,742		0.03
Canadian Dollar	(2,088)		(0.01)	7,362		0.04
Chilean Peso	(2,199)		(0.01)	—		—
Czech Koruna	4,457		0.01	—		—
European Euro	(136,536)		(0.43)	—		—
Hungarian Forint	(2,336)		(0.01)	—		—
Indian Rupee	(7,370)		(0.02)	—		—
Japanese Yen	71,326		0.22	—		—
Mexican Peso	(4,844)		(0.01)	(7,515)		(0.04)
New Taiwan Dollar	(5,729)		(0.02)	—		—
New Zealand Dollar	(53,993)		(0.17)	7,537		0.04
Norwegian Krone	(10,532)		(0.03)	1,129		0.01
Polish Zloty	(20,512)		(0.06)	(5,954)		(0.03)
Russian Ruble	(4,376)		(0.01)	—		—
Singapore Dollar	(9,955)		(0.03)	(4,912)		(0.03)
South African Rand	(44,075)		(0.14)	3,286		0.02
South Korean Won	(7,088)		(0.02)	—		—
Swiss Franc	(43,568)		(0.14)	(33,909)		(0.17)
Turkish New Lira	(11,054)		(0.03)	—		—
Other	985		0.00	591		0.00
Total Forward Contracts — Short	(352,166)		(1.10)	(1,445)		(0.01)

Net unrealized trading gains
on open derivative contracts	$ 8,052		0.03%	$ 759,797		3.72%

*Percentages are based on Members' Equity of $31,808,255 and $20,408,632 for March 31, 2009 and March 31, 2008, respectively.

See notes to financial statements.

MAN-AHL 130, LLC

STATEMENTS OF FINANCIAL CONDITION

	March 31, 2009	March 31, 2008

ASSETS:

Equity in commodity futures trading accounts:
Net unrealized trading gains on open derivatives contracts	$414,026	$759,797
Due from broker	2,645,663	944,647

Investment in Man-Glenwood Lexington, LLC,
at fair value (cost $6,490,273 and $5,839,245, respectively)	5,691,325	5,701,675
Investment in Man-Glenwood Lexington TEI, LLC,
at fair value (cost $4,837,500 and $0, respectively)	4,455,049	—
Cash and cash equivalents	19,860,608	13,883,114
Advance subscription to Man-Glenwood Lexington, LLC	—	238,357
Redemption receivable from Man-Glenwood Lexington, LLC	101,560	160,000
Expense reimbursement receivable	240,424	114,090
Interest receivable	171	5,773

TOTAL	$33,408,826	$21,807,453

LIABILITIES & MEMBERS' EQUITY:

Equity in forwards trading accounts:
Net unrealized trading losses on open derivatives contracts	$405,974	$—
Subscriptions received in advance	744,666	290,416
Redemption payable	156,281	—
Management fees payable	115,512	136,793
Client servicing fees payable	22,960	1,044
Incentive fees payable	—	598,100
Brokerage commission payable	—	98,588
Accrued professional fees payable	89,875	173,409
Accrued administrative fees payable	62,500	98,871
Other liabilities	2,803	1,600

Total liabilities	1,600,571	1,398,821

MEMBERS' EQUITY:

Class A Series 1 Members
(6,099.598 and 2,647.132 units outstanding, respectively)	802,089	348,997

Class A Series 2 Members
(126,703.991 and 150,751.032 units outstanding, respectively)	17,027,572	20,059,635

Class B Series 1 Members
(48,348.641 and 0 units outstanding, respectively)	6,379,233	—

Class B Series 2 Members
(56,356.575 and 0 units outstanding, respectively)	7,599,361	—

Total Members' equity	31,808,255	20,408,632

TOTAL	$33,408,826	$21,807,453

NET ASSET VALUE PER UNIT OUTSTANDING - CLASS A SERIES 1 MEMBERS	$131.50	$131.84

NET ASSET VALUE PER UNIT OUTSTANDING - CLASS A SERIES 2 MEMBERS	$134.39	$133.07

NET ASSET VALUE PER UNIT OUTSTANDING - CLASS B SERIES 1 MEMBERS	$131.94	$—

NET ASSET VALUE PER UNIT OUTSTANDING - CLASS B SERIES 2 MEMBERS	$134.84	$—

See notes to financial statements.

MAN-AHL 130, LLC
STATEMENTS OF OPERATIONS
	For the year ended	For the year ended
	March 31, 2009	March 31, 2008

INVESTMENT INCOME:
Interest income	$ 282,870	$ 398,431

EXPENSES:
Management fees	851,887	485,023
Incentive fees	1,156,176	1,249,061
Client servicing fees	63,873	2,088
Brokerage commissions	4,466	244,051
Professional fees	418,749	355,000
Administrative fees	150,000	173,871
Other	98,859	10,369

TOTAL EXPENSES	2,744,010	2,519,463

Less reimbursed expenses	(510,604)	(447,815)

Net expenses	2,233,406	2,071,648

NET INVESTMENT LOSS	(1,950,536)	(1,673,217)

NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY:

Net realized trading gains on closed derivatives contracts and foreign currency transactions	4,886,455	6,064,135
Net change in unrealized trading gains (losses) on open derivatives contracts and translation of assets and liabilities denominated in foreign currencies	(751,745)	759,797
Net realized losses on investment in Man-Glenwood Lexington, LLC	(236,769)	(4,513)
Net change in unrealized depreciation on investment in Man-Glenwood Lexington, LLC	(661,378)	(137,570)
Net change in unrealized depreciation on investment in Man-Glenwood Lexington TEI, LLC	(382,451)	—

NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY	2,854,112	6,681,849

Net income	$ 903,576	$ 5,008,632

Net income per unit outstanding - Class A Series 1	$ 1.20	$ 35.13

Net income per unit outstanding - Class A Series 2	$ 3.87	$ 33.05

Net income per unit outstanding - Class B Series 1	$ 4.56	$ —

Net income per unit outstanding - Class B Series 2	$ 4.17	$ —

See notes to financial statements.

MAN-AHL 130, LLC

STATEMENTS OF CHANGES IN MEMBERS' EQUITY

FOR THE PERIOD ENDED MARCH 31, 2009

	CLASS A SERIES 1		CLASS A SERIES 2		CLASS B SERIES 1*		CLASS B SERIES 2*		TOTAL

	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units

Members' equity at April 1, 2008	$348,997	2,647.132	$20,059,635	150,751.032	$—	—	$—	—	$20,408,632	153,398.164

Subscriptions	510,400	3,920.343	1,230,416	9,550.477	6,269,230	48,652.040	7,648,318	58,076.647	15,658,364	120,199.507

Redemptions	(63,818)	(467.877)	(4,838,643)	(33,597.518)	(40,030)	(303.399)	(219,826)	(1,720.072)	(5,162,317)	(36,088.866)

Net income	6,510	—	576,164	—	150,033	—	170,869	—	903,576	—

Members' equity at March 31, 2009	$802,089	6,099.598	$17,027,572	126,703.991	$6,379,233	48,348.641	$7,599,361	56,356.575	$31,808,255	237,508.805

NET ASSET VALUE PER UNIT OUTSTANDING AT MARCH 31, 2009	$131.50		$134.39		$131.94		$134.84

FOR THE PERIOD ENDED MARCH 31, 2008

	CLASS A SERIES 1**		CLASS A SERIES 2**		CLASS B SERIES 1		CLASS B SERIES 2		TOTAL

	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units

Member's equity at April 1, 2007	$—	—	$10,000	—	$—	—	$—	—	$10,000	—

Subscriptions	300,000	2,647.132	15,090,000	150,751.032	—	—	—	—	15,390,000	153,398.164

Redemptions	—	—	—	—	—	—	—	—	—	—

Net income	48,997	—	4,959,635	—	—	—	—	—	5,008,632	—

Members' equity at March 31, 2008	$348,997	2,647.132	$20,059,635	150,751.032	$—	—	$—	—	$20,408,632	153,398.164

NET ASSET VALUE PER UNIT OUTSTANDING AT MARCH 31, 2008	$131.84		$133.07		$—		$—

* Class B Series 1 and Class B Series 2 commenced trading on April 1, 2008.
** Class A Series 1 and Class A Series 2 commenced trading on July 1, 2007 and April 2, 2007, respectively.
See notes to financial statements.

MAN-AHL 130, LLC

STATEMENTS OF CASH FLOWS

	For the year ended	For the year ended
	March 31, 2009	March 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 903,576	$ 5,008,632

Adjustments to reconcile net income to
net cash used in operating activities:
Net change in unrealized trading (gains) losses on open
derivative contracts and translation of assets and liabilities
denominated in foreign currencies	751,745	(759,797)
Purchase of investment in Man-Glenwood Lexington, LLC	(2,222,000)	(6,764,793)
Sale of investment in Man-Glenwood Lexington, LLC	1,631,000	522,678
Purchase of investment in Man-Glenwood Lexington TEI, LLC	(4,837,500)	—
Net realized losses on investment in Man-Glenwood Lexington, LLC	236,769	4,513
Net change in unrealized depreciation
on investment in Man-Glenwood Lexington, LLC	661,378	137,570
Net change in unrealized depreciation on investment in
Man-Glenwood Lexington TEI, LLC	382,451	—
Changes in:
Due from broker	(1,701,016)	(944,647)
Expense reimbursement receivable	(126,334)	(114,090)
Interest receivable	5,602	(5,773)
Management fees payable	(21,281)	136,793
Incentive fees payable	(598,100)	598,100
Brokerage commissions payable	(98,588)	98,588
Accrued professional fees payable	(83,534)	173,409
Accrued administrative fees payable	(36,371)	98,871
Client servicing fees payable	21,916	1,044
Other liabilities	1,203	1,600

Net cash used in operating activities	(5,129,084)	(1,807,302)

FINANCING ACTIVITIES:
Capital subscriptions	16,112,614	15,680,416
Captial redemptions	(5,006,036)	—

Net cash provided by financing activities	11,106,578	15,680,416

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,977,494	13,873,114

CASH AND CASH EQUIVALENTS - Beginning of year	13,883,114	10,000

CASH AND CASH EQUIVALENTS - End of year	$ 19,860,608	$ 13,883,114

See notes to financial statements.

MAN-AHL 130, LLC

FINANCIAL HIGHLIGHTS

FOR THE YEAR ENDED MARCH 31, 2009

	Class A		Class A		Class B		Class B
	Series 1		Series 2		Series 1*		Series 2*

Net asset value, beginning of period	$ 131.84		$ 133.07		$ 131.84		$ 133.07
Net realized and unrealized gains on investments and foreign currency	14.38		14.64		15.17		15.15
Net investment loss (1)	(14.72)		(13.32)		(15.07)		(13.38)
Total from operations	(0.34)		1.32		0.10		1.77

Net asset value, end of period	$ 131.50		$ 134.39		$ 131.94		$ 134.84

Net assets, end of period	$ 802,089		$ 17,027,572		$ 6,379,233		$ 7,599,361

Ratio of investment loss to average net assets	(7.38)%	(3)	(6.14)%	(3)	(7.50)%	(3)	(6.16)%	(3)

Ratio of expenses to average net assets (excluding incentive fee)	4.54%		3.32%		4.54%		3.30%
Incentive fee	3.73%		3.80%		3.77%		3.69%
Ratio of net expenses to average net assets	8.27%	(3)	7.12%	(3)	8.31%	(3)	6.99%	(3)

Total return (prior to incentive fee)	3.49%		4.81%		3.91%		5.10%
Incentive fee	(3.75)%		(3.82)%		(3.83)%		(3.77)%
Total return	(0.26)%		0.99%		0.08%		1.33%

FOR THE PERIOD ENDED MARCH 31, 2008

	Class A		Class A		Class B		Class B
	Series 1**		Series 2**		Series 1		Series 2

Net asset value, beginning of period	$ 112.32		$ 100.00		$ —		$ —
Net realized and unrealized gains on investments and foreign currency	42.04		52.33		—		—
Net investment loss (1)	(22.52)		(19.26)		—		—
Total from operations	19.52		33.07		—		—

Net asset value, end of period	$ 131.84		$ 133.07		$ —		$ —

Net assets, end of period	$ 348,997		$ 20,059,635		$ —		$ —

Ratio of investment loss to average net assets	(9.22)%	(2)(4)	(9.47)%	(2)(4)	—%		—%

Ratio of expenses to average net assets (excluding incentive fee)	5.55%	(4)	4.65%	(4)	—%		—%
Incentive fee	5.62%		7.08%		—%		—%
Ratio of expenses to average net assets	11.17%	(2)	11.73%	(2)	—%		—%

Total return (prior to incentive fee)	25.46%		41.31%		—%		—%
Incentive fee	(8.08)%		(8.24)%		—%		—%
Total return	17.38%		33.07%		—%		—%

*Class B Series 1 and Class B Series 2 commenced trading on April 1, 2008.
** Class A Series 1 and Class A Series 2 commenced trading on July 1, 2007 and April 2, 2007, respectively.
(1) Includes incentive fee.
(2) If expenses had not been contractually reimbursed by the Adviser, the ratios of net investment loss and expenses to average net assets would be
(11.62)% and 13.57%, respectively for Class A Series 1 and (12.02)% and 14.29%, respectively for Class A Series 2.
(3) If expenses had not been contractually reimbursed by the Adviser, the ratios of net investment loss and expenses to average net assets would be
(9.09)% and 9.98%, respectively for Class A Series 1, (7.75)% and 8.73%, respectively for Class A Series 2, (9.29)% and 10.10%, respectively for
Class B Series 1, and (7.94)% and 8.77%, respectively for Class B Series 2.
(4) Annualized for periods less than a year.

See notes to financial statements.

MAN-AHL 130, LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS FOR THE YEARS ENDED MARCH 31, 2009 AND 2008

1.	ORGANIZATION

Man-AHL 130, LLC (the “Company”) is a limited liability company organized under the laws of Delaware and is structured as a managed futures product which offers investors enhanced yield and diversification benefits. The Company was formed on April 14, 2005 and funded with an initial $10,000 investment from its managing member, Man Investments (USA) Corp. (“MI USA” or the “Managing Member”), a Delaware corporation, on May 10, 2005.  The Company commenced trading on April 2, 2007 and operates as a commodity investment pool.

On June 28, 2005, the Company filed a registration statement under the Securities Act of 1933 (the “1933 Act”), which registration statement was subsequently amended.  On February 1, 2007, the Company’s registration statement was declared effective by the Securities and Exchange Commission (the “SEC”).

Beginning July 1, 2007, Class A Series 1 units were issued at the current net asset value of Managing Member units of $112.32.  The Managing Member’s investment was designated as Class A Series 2 upon commencement of trading.  On April 1, 2008, the Company issued 12,832.453 units of Class B Series 1 at $131.84 per unit and 20,814.930 units of Class B Series 2 at $133.07 per Unit.  Class A and Class B units have substantially identical trading portfolios except that Class A units are offered to taxable investors and invest in Man-Glenwood Lexington, LLC (“MGL”), a registered investment company, and Class B units are offered to tax-exempt investors and invest in Man-Glenwood Lexington TEI, LLC (“TEI”), a registered investment company.

The Company invests the majority of its capital into a managed futures program (the “AHL Diversified Program”). The Company’s objective in investing in the AHL Diversified Program is to recognize substantial profits while achieving diversification, as this program has had historically low correlation to traditional stock and bond portfolios.  Additionally, the Company invests approximately thirty percent of its Class A share capital in MGL and thirty percent of its Class B share capital in TEI.

MI USA is registered with the Commodity Futures Trading Commission (the “CFTC”) as a commodity pool operator and is a member of the National Futures Association (the “NFA”). Man-AHL (USA) Limited, a limited liability company incorporated in the United Kingdom, manages the AHL Diversified Program.  Man-AHL (USA) Limited is an affiliate of the Managing Member.  Both MI USA and Man-AHL (USA) Limited are subsidiaries of Man Group plc.  Man-AHL (USA) Limited is registered with the CFTC as a commodity trading adviser, and is a member of the NFA, in addition to registration with the Financial Services Authority in the United Kingdom.  The Company executes its futures trades through MF Global Inc. (“MFG”), formerly known as Man Financial Inc. (“Man”) and Credit Suisse Sydney Branch (“Credit Suisse Sydney”).  In addition, the Royal Bank of Scotland (“RBS”) serves as the Company’s foreign exchange contracts prime broker.  On April 21, 2008, the Company engaged Man Investments Limited, a company organized under the Laws of the United Kingdom, to manage the foreign currency forward component of the AHL Diversified Program, at no additional cost to the Company.  The personnel of Man Investments Limited responsible for implementing the foreign currency forwards trading component of the AHL Diversified Program on behalf of the Company are the same as those of Man-AHL (USA) Limited who implement the AHL Diversified Program.

Glenwood Capital Investments, LLC (“GCI”) acts as the investment adviser to MGL and TEI. GCI is an Illinois limited liability company and is registered with the CFTC as a commodity pool operator and with the SEC as an investment adviser. GCI is an affiliate of the Managing Member and Man-AHL (USA) Limited, and is a subsidiary of Man Group plc.

MGL and TEI achieve their investment objective through an investment in Man-Glenwood Lexington Associates Portfolio, LLC (the “Portfolio Company” or “MGLAP”), which allocates its capital among a series of underlying funds.  GCI acts as an investment adviser to the Portfolio Company in addition to the services it provides to MGL and TEI.

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

Investment in Man-Glenwood Lexington, LLC, and Man-Glenwood Lexington TEI, LLC — The Company values its investments in MGL and TEI at their net asset value, which approximates fair value, as provided by MGL and TEI, respectively.  MGL and TEI invest all or substantially all of their investable assets through an investment in MGLAP.  MGL and TEI value their investments in MGLAP at their pro rata interest in the net assets of that entity.  Investments held by MGLAP are limited partnerships and other pooled vehicles (collectively, the “investment funds”) and are valued at fair value.  The fair value of certain of the investments in the underlying investment funds, which may include private placements and other securities for which values are not readily available, are determined in good faith by the investment advisers of the respective underlying investment funds and are evaluated by the Managing Member and adjusted, if appropriate, to reflect fair value.  The fair values may differ significantly from the values that would have been used had a ready market existed for these investments, and these differences could be material.  Net asset valuations are provided monthly or quarterly by these investment funds.  Distributions received by MGLAP, which are identified by the underlying investment funds as a return of capital, whether in the form of cash or securities, are applied as a reduction of the investment’s carrying value.

The Company pays MGL and TEI approximately 3% per annum of its investment balance for management, investor servicing and administrative fees.  These fees are directly from the Company’s investment balance and, therefore, included in net realized gain (loss) or net change in unrealized appreciation in the statement of operations.  As of January 1, 2009, such fees and expenses were reduced to approximately 2.25% per annum of the aggregate value of Man-AHL 130’s investment in MGL and TEI.

Derivative Contracts — The Company enters into derivative contracts (“derivatives”) for trading purposes. Derivatives traded by the Company include futures contracts and forward contracts. The Company records derivatives at fair value. Futures contracts, which are traded on a national exchange, are valued at the settlement price as of the valuation day, or if no sale occurred on such day, at the settlement price on the most recent date on which a sale occurred. Forward contracts, which are not traded on a national exchange, are valued at fair value using current market quotations provided by brokers.

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

Due from broker – Due from broker represents cash required to meet margin requirements and excess funds not required for margin due from MFG, Credit Suisse Sydney, and RBS.  Amounts due from brokers include cash held at brokers and cash posted as collateral. Included in due from broker on the statement of financial condition is $661,652 of cash restricted as collateral held.

Brokerage commission expense – Brokerage commission expense on futures and forward contracts is recognized in the period of the transaction and is reflected on the statements of operations.  Brokerage commissions represent the cost of the transactions and are capped at 3% of the Company’s average month-end net asset value per annum.  For the years ended March 31, 2009 and March 31, 2008, respectively, the Company paid $4,466 and $244,051 in commissions, which represents the cost of the transactions.

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

Calculation of Net Income Per Unit – The Company’s net income or loss is allocated monthly on a pro-rata basis over the number of units outstanding at the beginning of each month.  The net income per unit outstanding on the statements of operations is based on the weighted average units outstanding for the period.

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

Class A Series 1 and Class B Series 1 units are subject to a 1.25% per annum Client Servicing Fee payable to Man Investments, Inc., calculated monthly and paid quarterly in arrears, on the month-end net asset value of Class A Series 1 and Class B Series 1 units, respectively, subject to a maximum aggregate commission receipt to Man Investments, Inc. of 10% of the subscription price of all units.  Class A Series 2 and Class B Series 2 are not charged a Client Servicing Fee.

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

Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The credit risk from counterparty nonperformance associated with these instruments is the net unrealized gain, if any, included in the statements of financial condition. Forward contracts are entered into on an arm’s-length basis with RBS.  Estimated credit risk with regard to forward contracts is estimated at $0 and $68,976 as of March 31, 2009 and March 31, 2008, respectively.

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

The Company’s funds held by, and cleared through, MFG and Credit Suisse Sydney are required to be held in segregated accounts under rules of the CFTC. These funds are used to meet minimum margin requirements for all of the Company’s open futures positions as set by the exchange where each contract is traded. These requirements are adjusted, as needed, due to daily fluctuations in the values of the underlying positions. Certain positions may be liquidated, if necessary, to satisfy resulting changes in margin requirements.

The Company may have indirect exposure to derivative financial instruments that arise from the investment in MGL and TEI and through positions held by other investment funds in which MGL and TEI invests. However, as a limited partner, the Company’s risk is limited to the current value of its investment, which is reflected in the statements of financial condition.

4.	INCOME TAXES

The Company is treated as a partnership for tax purposes and therefore is not subject to Federal, state or local income taxes.  As such, members are individually liable for the taxes on their share of the Company’s taxable income and no provision for income taxes is included in the accompanying financial statements.  The 2007 and 2008 tax years remain subject to examination by Federal and State jurisdictions, including those States where investors reside or States where the Company is subject to other filing requirements.

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

Details of the number of units issued, redeemed and outstanding for the years ended March 31, 2009 and 2008 are as follows:

	For the year ended
	March 31, 2009
	Class A	Class A	Class B	Class B
	Series 1	Series 2	Series 1	Series 2

Beginning units	2,647.132	150,751.032	—	—
Units issued	3,920.343	9,550.477	48,652.040	58,076.647
Units redeemed	(467.877)	(33,597.518)	(303.399)	(1,720.072)
Ending units	6,099.598	126,703.991	48,348.641	56,356.575

	For the year ended
	March 31, 2008
	Class A	Class A	Class B	Class B
	Series 1	Series 2	Series 1	Series 2

Beginning units	—	—	—	—
Units issued	2,647.132	150,751.032	—	—
Units redeemed	—	—	—	—
Ending units	2,647.132	150,751.032	—	—

6.   FAIR VALUE MEASUREMENTS

Effective April 1, 2008, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of SFAS 157 had no impact on the net assets of the Company.

The Company segregates its investments into three levels based upon the inputs used to derive the fair value. “Level 1” investments use inputs from unadjusted quoted prices from active markets. “Level 2” investments reflect inputs other than quoted prices, but use observable market data. “Level 3” investments are valued using unobservable inputs. These unobservable inputs for “Level 3” investments reflect the Company’s assumption about the assumptions market participants would use in pricing the investments.

		Fair Value Measurements

		Quoted Prices in	Significant Other	Significant Other
		Active Markets for	Observable	Unobservable
	Value as of	Identical Assets	Inputs	Inputs
Description	March 31, 2009	(Level 1)	(Level 2)	(Level 3)

Net unrealized trading gains on open futures contracts	$ 414,026	$ 414,026	$ —	$ —

Net unrealized trading losses on open forward contracts	(405,974)	—	(405,974)	—

Investment in Man-Glenwood Lexington, LLC	5,691,325	—	—	5,691,325

Investment in Man-Glenwood Lexington TEI, LLC	4,455,049	—	—	4,455,049

Cash Equivalents	18,983,921	18,983,921	—	—

Total	$29,138,347	$19,397,947	$(405,974)	$10,146,374

The following is a reconciliation of the investments in which significant unobservable inputs     (Level 3) were used in determining fair value (see Note 2):

	For the		For the
Man-Glenwood	year ended	Man-Glenwood	year ended
Lexington, LLC	March 31, 2009	Lexington TEI , LLC	March 31, 2009

Beginning Balance as of 4/1/08	$ 5,701,675	Beginning Balance as of 4/1/08	$ —
Realized loss	(236,769)	Realized loss	—
Change in unrealized depreciation	(661,378)	Change in unrealized depreciation	(382,451)
Net purchase/sales	887,797	Net purchase/sales	4,837,500
Net transfers in and/or out of Level 3	—	Net transfers in and/or out of Level 3	—
Ending Balance as of 3/31/09	$ 5,691,325	Ending Balance as of 3/31/09	$ 4,455,049

Changes in unrealized gains (losses) included in earnings related to investments still held at reporting date	$ (661,378)	Changes in unrealized gains (losses) included in earnings related to investments still held at reporting date	$ (382,451)

7.      RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 161 (“SFAS 161”), Disclosures about Derivative Instruments and Hedging Activities was issued on March 19, 2008.  SFAS 161 expands the disclosures required by Statement of Financial Accounting Standards No. 133, Accounting for Derivatives and Hedging Activities about an entity’s derivative instruments and hedging activities.  SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the provisions of SFAS 161 and their impact on the Company’s financial statements.

8.      SUBSEQUENT EVENTS

Effective April 1, 2009, operating expenses in excess of 0.50% per annum of net asset value will no longer be reimbursed by the Managing Member.

Effective April 15, 2009, the Partnership began utilizing JPMorgan Chase, N.A. to clear a portion of its forward contracts.